AZZ Inc. Announces Corporate Governance
and Other Board Succession Changes

March 5, 2026– FORT WORTH, TX - AZZ Inc. (NYSE:AZZ), the leading independent provider of hot-dip galvanizing and coil coating solutions, today announced the appointment of Aaron Schapper, age 52, and Charles “Chuck” Treadway, age 60, to serve as new members of AZZ’s Board of Directors, effective April 8, 2026 which is AZZ’s first Board meeting of fiscal year 2027.

Mr. Schapper currently serves as President, Chief Executive Officer and a member of the Board of Directors of Myers Industries Inc., a manufacturer of sustainable plastic and metal products that protect the world from the ground up for consumer, vehicle, food & beverage, industrial, infrastructure, and automotive end markets. Prior to joining Myers Industries, Mr. Schapper served in various executive level leadership roles with Valmont Industries, Inc., including Group President, Agriculture and Chief Strategy Officer; Group President of Infrastructure; Group President of Utility Support Structures; Vice President and General Manager, International Irrigation and Global Engineering. Prior to joining Valmont Industries, Mr. Schapper served as General Manager, Asia for Orbit Irrigation Products LLC. Mr. Schapper holds a B.S. in Mechanical Engineering and a B.A. in Mandarin Chinese from the University of Utah. He also holds an Executive M.B.A. from Northwestern University’s Kellogg School of Management at Hong Kong University of Science and Technology.

Mr. Treadway currently serves as President, Chief Executive Officer and a member of the Board of Directors of Vistance Networks, Inc., formerly known as CommScope Holding Company, Inc., a global provider of intelligent network solutions for access networks and purpose-driven enterprise networks. Prior to joining Vistance, Mr. Treadway served as Chief Executive Officer of Accudyne Industries. Prior to Accudyne Industries, Mr. Treadway held a number of executive level leadership positions with Thomas & Betts Corporation, including President and Chief Executive Officer, President and Chief Operating Officer, and Group President of Electrical. Mr. Treadway has also served in various senior leadership roles with ABB, Schneider Electric S.A., Prettl International and Yale Security. Mr. Treadway holds a B.S. in Electrical Engineering from the University of Louisiana, a M.S. in Electrical Engineering from Clemson University and an M.B.A. from Harvard University.

Additionally, on February 28, 2026, Mr. Dan Feehan announced his retirement from his position as Chairman of AZZ’s Board of Directors and was succeeded by Mr. Dan Berce. Mr. Feehan will continue to serve as a Board member of AZZ and as a member of the Compensation Committee and Nominating and Corporate Governance Committee until the expiration of his current term in July 2026.

With the appointments of Messrs. Schapper and Treadway, and Mr. Feehan announcing his retirement at the end of his term in July 2026, the Company’s Board will be comprised of eight members, with seven being independent, and four being added to the Board within the last five years.

Mr. Berce commented, “Dan has served the shareholders of AZZ with honor and distinction throughout his 26-year tenure on the Board, including seven years as Chairman. We thank him for his exemplary Board leadership and dedicated service to the Company and its shareholders.”

Mr. Berce further noted, “We are pleased Aaron and Chuck have agreed to join AZZ’s Board of Directors, both candidates bring significant experience and diverse backgrounds that will add additional depth and diversity to the Board’s broad scope of professional expertise, including strategic revenue growth, M&A and ESG. Their appointments represent another meaningful step in our ongoing board refreshment initiatives. These two appointments were the result of a comprehensive search conducted by the Board, with the assistance of a leading independent search firm, as part of the Board’s commitment to regular and smooth board succession planning.

About AZZ Inc.

AZZ Inc. is the leading independent provider of hot-dip galvanizing and coil coating solutions to a broad range of end-markets. Collectively, our business segments provide sustainable, unmatched metal coating solutions that enhance the longevity and appearance of buildings, products and infrastructure that are essential to everyday life.

Safe Harbor Statement
Certain statements herein about our expectations of future events or results constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by terminology such as "may," "could," "should," "expects," "plans," "will," "might," "would," "projects," "currently," "intends," "outlook," "forecasts," "targets," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. Such forward-looking statements are based on currently available competitive, financial, and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Forward-looking statements speak only as of the date they are made and are subject to risks that could cause them to differ materially from actual results. Certain factors could affect the outcome of the matters described herein. This press release may contain forward-looking statements that involve risks and uncertainties including, but not limited to, changes in customer demand for our manufactured solutions, including demand by the construction markets, the industrial markets, and the metal coatings markets. We could also experience additional increases in production costs,, due to inflation, in labor costs, components and raw materials including zinc and natural gas, which are used in our hot-dip galvanizing process and the paint used in our coil coating process; customer requested delays of our manufactured solutions; delays in additional acquisition opportunities; an increase in our debt leverage and/or interest rates on our debt, of which a significant portion is tied to variable interest rates; availability of experienced management and employees to implement AZZ’s growth strategy; a downturn in market conditions in any industry relating to the manufactured solutions that we provide; economic volatility, including a prolonged economic downturn or macroeconomic conditions such as more inflation or changes in the political stability in the United States and other foreign markets in which we operate; tariffs, acts of war or terrorism inside the United States or abroad; and other changes in economic and financial conditions. AZZ has provided additional information regarding risks associated with the business, including in Part I, Item 1A. Risk Factors, in AZZ's Annual Report on Form 10-K for the fiscal year ended February 28, 2025, and other filings with the SEC, available for viewing on AZZ's website at www.azz.com and on the SEC's website at www.sec.gov.You are urged to consider these factors carefully when evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. These statements are based on information as of the date hereof and AZZ assumes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Company Contact:
David Nark, Chief Marketing, Communications, and Investor Relations Officer
AZZ Inc.
(817) 810-0095
www.azz.com

Investor Contact:
Sandy Martin, Phillip Kupper
Three Part Advisors
(214) 616-2207
www.threepa.com